EXHIBIT 11
                          CT COMMUNICATIONS, INC.
                              AND SUBSIDIARIES

                     Computation of Earnings Per Share

                                                Three Months Ended March 31,
                                                 2000                   1999
                                                 ----                   ----
Computation of share totals used in
 computing earnings per share:

Weighted average number
 of shares outstanding                         18,786,722           18,639,294

Basic average shares
 a-Outstanding                                 18,786,722           18,639,294

Incremental shares arising from
outstanding stock options                         128,167              141,956
                                             ------------         ------------

 b-Totals                                      18,914,889           18,781,250
                                             ============         ============

 c-Net Income Applicable to Common Stock     $  5,294,621         $  3,862,836
                                             ============         ============
Net Income Per Share
 Basic - c/a                                 $       0.28         $       0.21
                                             ============         ============

Net Income Per Share
assuming full dilution c/b                   $       0.28         $       0.21
                                             ============         ============